US AIRWAYS GROUP, INC.
                   (FORMERLY USAIR GROUP, INC.)
                           EXHIBIT 11
   COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                    Years Ended December 31,
                                 ------------------------------
                                   1996       1995       1994
                                 -------    -------    --------
Adjustments to Net Income (Loss)
--------------------------------

Net Income (loss)               $263,373   $119,287   $(684,923)
Preferred dividend requirement   (88,775)   (84,904)    (78,036)
                                 -------    -------     -------

Net income (loss) applicable
  to common stock and common
  stock equivalents used for
  primary computation            174,598     34,383    (762,959)

Fully Diluted Adjustments:
  Assume conversion of preferred
  stock:
    Preferred dividend
    requirement                   88,775(1)  84,904(2)   78,036(2)
                                 -------    -------     -------
Adjusted net income (loss)
  applicable to common stock
  assuming full dilution        $263,373   $119,287   $(684,923)
                                 =======    =======     =======

Adjustments to Common Shares Outstanding
----------------------------------------
Average number of shares of
  common stock                    64,021     62,352      59,915

Primary Adjustments:
Incremental shares from the
  1984, 1992 and 1996 Plans'
  outstanding stock options
  using the treasury stock
  method                             898         78           -(3)
                                  ------     ------      ------
Total average number of common and
  common equivalent shares used for
  primary computation             64,919     62,430      59,915
                                  ======     ======      ======

                      US AIRWAYS GROUP, INC.
                  (FORMERLY USAIR GROUP, INC.)
                           EXHIBIT 11
    COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                          (CONTINUED)



                                   Years Ended December 31,
                                 ------------------------------
                                   1996       1995       1994
                                 -------    -------    --------

Average number of shares of
common stock                      64,021     62,352     59,915

Fully diluted adjustments:
  Incremental shares from
  the 1984, 1992, and 1996
  Plans' outstanding stock
  options using the treasury
  stock method                     1,580        174         12 (4)

  Assume conversion of
  preferred stock                 39,155 (1) 39,156 (2) 39,156 (2)
                                 -------    -------    -------

Total average number of
  common shares assumed to
  be outstanding after full
  conversion                     104,756    101,682     99,083
                                 =======    =======     ======

Income (Loss) Per Common Share
------------------------------

  Primary                       $   2.69   $   0.55    $(12.73)
                                 =======    =======     ======

  Fully Diluted                 $   2.51   $   1.17    $(6.91)
                                 =======    =======     ======

(1) Inclusion of the effects of assuming conversion of US Airways Group, Inc. ("US Airways Group") Series A Preferred Stock is anti-dilutive but included in accordance with Regulation S-K item 601(b)(11).
(2) Inclusion of the effects of assuming conversion of US Airways Group's Series A, B, F, and T Preferred Stock is anti-dilutive but included in accordance with Regulation S-K item 601(b)(11).
(3) The incremental shares that are a result of assuming exercise of stock options using the treasury stock method are anti-dilutive and excluded from the calculation of primary earnings per share.
(4) The incremental shares that are a result of assuming exercise of stock options using the treasury stock method are anti-dilutive but included in accordance with Regulation S-K item 601(b)(11).